

Mark Bradford (b. 1961)



After reviewing over 80 other works, Masterworks avoided intermediary fees by acquiring the Painting directly from a collector—who purchased it from Bradford's prominent Hauser and Wirth exhibition, Be Strong Boquan.

INVESTMENT THESIS

Initial Offering Price

$2,387,000

Offering Circular

sec.gov

Similar Sales | Record Price | Repeat Sales



$6.0m
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Price Appreciation of Similar Works

21.8% ?

Sharpe Ratio (2011-2022) watch video ?

Mark Bradford	Speculative
All Art	0.55
S&P 500	0.56

43% Progress

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Mark Bradford

(b. 1961)

Why we like this offering

1. Mark Bradford was one of the 2009 recipients of the prestigious MacArthur Fellowship, more commonly known as the "Genius Grant," and in 2017 the artist represented the United States at the 57th Venice Biennale.
2. Bradford's technique is categorized as "social abstraction" where he typically uses a mixed medium of found materials such as salvaged paper, permanent wave endpapers, fragments of billboards, flyers and posters that he pulls from construction site barriers and telephone poles.
3. According to Hauser & Wirth where the Painting was originally exhibited, the Painting and other works in the Be Strong Boquan exhibit are "referencing issues ranging from the AIDS epidemic in the early 1980s and society's misrepresentation and fear of queer identity, to the brutality and lasting outrage resulting from the race riots in Los Angeles during the early 1990s."
4. Though large scale paintings garner some of the artist's highest auction prices, there is also significant demand for works under 100 by 100 inches. As of May 16, 2023, prices realized at auction for these works averaged $2.65 million during the period from 2015 through 2019, and $3.23 million during the period from 2020 through today.
5. Opened in April 2022, Bradford was selected to participate in a major exhibition showcasing 12 of the most acclaimed African American artists working today, titled "A Movement in Every Direction: Legacies of the Great Migration" and co-organized by the Baltimore Museum of Art and Mississippi Museum of Art.
6. As of May 25, 2023, works which are similar in scale to the Painting, have recently achieved prices in excess of $5 million at auction, including: "Speak, Birdman" (2018), which sold for $6,776,200 in May 2018, "Spinning Man" (2007), which sold for $5,845,100 in November 2019 and "Amendment #1" (2013), which sold for $5,070,000 in May 2021.

Past price appreciation is no guarantee of future results. Historical sales data may be limited and not representative of the entire artist market. An investor must read the Offering Circular before making an investment decision.

Artist Metrics

2022 Total Auction Sales	2022 Auction Lots Sold	All Time Record Price
$5,871,400	7	$10,361,400

Average Prices


4.1M
3.1M
2M
1M
11 12 13 14 15 16 17 18 19 20 21 22

Turnover by Year


40.7M
30.5M
20.4M
10.2M
11 12 13 14 15 16 17 18 19 20 21 22

Lots Auctioned


Sold
Unsold
11
8.25
5.5
2.75
11 12 13 14 15 16 17 18 19 20 21 22

Initial Offering Price	$2,387,000
Offering Circular	sec.gov/edgar

Painting







About Mark Bradford

Mark Bradford (b. 1961 in Los Angeles) is a contemporary artist best known for his large-scale abstract paintings created from everyday materials. His work explores social and political structures that objectify marginalized communities and vulnerable populations. Bradford's unique artistic language is characterized by its formal, material, and conceptual complexity.

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MARK BRADFORD

b. 1961, UNITED STATES



$2,387,000

INITIAL OFFERING

21.8%	35.6%
HISTORICAL APPRECIATION OF SIMILAR WORKS[2]	ANNUAL GROWTH OF RECORD PRICE[3]

Mixed media on canvas | 60 × 48 in. (152 × 122 cm.)

Mark Bradford is one of the most important and influential American artists of the 21st century, best known for his large scale mixed media collage paintings.

Mark Bradford (b. 1961, Los Angeles) is one of the most important and influential American artists of the 21st century, best known for his large scale mixed media collage paintings. Born to a single mother, Bradford was raised in the West Adams neighborhood of Los Angeles, and moved with his family to Santa Monica in 1972. As a child, the artist created signs for his mother's hair salon and developed a love of reading. After Bradford graduated from high school in 1979, he continued to work at the salon, and in the early 1980s began to travel to Europe regularly. Bradford had been considering the possibility of becoming an artist, and in 1990 he was accepted to a new residency and mentorship program at Santa Monica College (SMC) where a teacher at the college recommended he attend a professional art school. Bradford entered the prestigious California Institute of the Arts (CalArts) program in 1991 with a full scholarship and focused on art theory, while he experimented with photography, video and other media. As a graduate student at CalArts from 1995 to 1997, Bradford concentrated on painting, and the year following graduation, his first solo exhibition, "Floss," was hosted by the San Francisco Art Institute. Bradford's first major body of work, which he began in 2001, incorporated collaged end papers, a material the artist once used to style hair at his mother's salon. Two paintings from the series were included in the traveling group exhibition "Freestyle," organized by the Studio Museum in Harlem in 2001, which introduced an important new generation of 28 young black artists, including Julie Mehretu and Rashid Johnson. Soon after the show, Bradford's works were exhibited on three separate occasions by the Whitney Museum of American Art in New York: a solo exhibition in 2003 at the project space Altria titled "Very Powerful Lords," the 2006 Whitney Biennial, and a 2007 solo exhibition held at the museum, titled "Neither New nor Correct: New Work by Mark Bradford." Bradford exhibited with the New York gallery Sikkema Jenkins & Co. from 2005 to 2012, with White Cube from 2013 to 2014, and in 2015, agreed to exclusive representation with global mega-dealer Hauser and Wirth.

Bradford's technique is categorized as "social abstraction" where he typically uses a mixed medium of found materials such as salvaged paper, permanent wave endpapers, fragments of billboards, flyers and posters that he pulls from construction site barriers and telephone poles. Emblematic of the series, the Painting is a large format example that exhibits a network of negative lines and black dots that are accented in a pink hue. According to Hauser & Wirth where the Painting was originally exhibited, the Painting and other works in the Be Strong Boquan exhibit are "referencing issues ranging from the AIDS epidemic in the early 1980s and society's misrepresentation and fear of queer identity, to the brutality and lasting outrage resulting from the race riots in Los Angeles during the early 1990s." The pattern of negative lines and black dots is directly inspired by the AIDS virus as seen under a microscope, representing the artist's abstracted investigation of the body and his relationship to the 1980s. Similar to the Painting, "Jayquan" and "Boquan" in the exhibition have white and pink backgrounds with black small dots which represent the markings the disease left on the early AIDS patients. The Painting was created by Bradford's signature technique, whereby he scrapes and excavates layers of paint and paper to reveal hidden layers underneath. Though large scale paintings garner some of the artist's highest auction prices, there is also significant demand for works under 100 by 100 inches. As of May 16, 2023, prices realized at auction for these works averaged $2.65 million during the period from 2015 through 2019, and $3.23 million during the period from 2020 through today. As of May 16, 2023, works which are similar in scale to the Painting, have recently achieved prices in excess of $5 million at auction, including: "Speak, Birdman" (2018), which sold for $6,776,200 at Sotheby's, New York, on May 16, 2018, "Spinning Man" (2007), which sold for $5,845,100 at Sotheby's, New York on November 14, 2019 and "Amendment #1" (2013), which sold for $5,070,000 at Christie's, New York on May 11, 2021. The subject work's vibrant color, date and scale make it a highly desirable work within the artist's oeuvre.

AS OF MAY 16, 2023, THE ARTIST'S TOP AUCTION RECORDS ARE LED BY "HELTER SKELTER I" (2007), WHICH SOLD FOR £8,671,500 ($11,979,850) AT PHILLIPS, LONDON ON MARCH 8, 2018, FOLLOWED BY "HELTER SKELTER II" (2007), WHICH SOLD FOR $8,475,250 AT PHILLIPS, NEW YORK ON MAY 16, 2019, AND "BOREAS" (2007), WHICH SOLD FOR $7,625,000 AT CHRISTIE'S, NEW YORK ON MAY 17, 2018.

AUCTION RESULTS FOR SIMILAR WORKS[1,2]


$7.0M
$5.3M
$3.5M
$1.8M
2013
2014
2015
2016
2017
2018
2019
2022

Mark Bradford has been the subject of numerous museum exhibitions across the United States and internationally. From 2010 to 2012, a major eponymous retrospective of the artist's work was curated by the Wexner Center for the Arts in Chicago, and traveled to the Institute of Contemporary Art in Boston, the Museum of Contemporary Art in Chicago, the Dallas Museum of Art, and the San Francisco Museum of Modern Art. More recent solo institutional exhibitions featuring Mark Bradford's work have been held at the Modern Art Museum of Fort Worth in Texas in 2020, at The Long Museum in Shanghai in 2019, and at the Hirshhorn Museum and Sculpture Garden in Washington, D.C. and the Museum of Fine Arts in Boston in 2017. Mark Bradford also represented the United States in the American Pavilion at the 57th Venice Biennale in 2017. Notably, Mark Bradford was one of the 2009 recipients of the prestigious MacArthur Fellowship, more commonly known as the "Genius Grant," and he co-founded Art + Practice, a nonprofit foundation for young adults in the Leimert Park neighborhood of Los Angeles. The artist's works are included in the permanent collections of prominent institutions, such as the Los Angeles County Museum of Art, the Museum of Modern Art in New York, the Tate Gallery in London and the Walker Art Center in Minneapolis. As of May 16, 2023, the artist's top auction records are led by "Helter Skelter I" (2007), which sold for £8,671,500 ($11,979,850) at Phillips, London on March 8, 2018, followed by "Helter Skelter II" (2007), which sold for $8,475,250 at Phillips, New York on May 16, 2019, and "Boreas" (2007), which sold for $7,625,000 at Christie's, New York on May 17, 2018.







IMPORTANT DISCLOSURES

1. Historical appreciation rates reflect an implied annualized return for a given artwork based on its purchase and sale at auction, including purchase and sale commissions paid to the auction house. Historical appreciation rates are not comparable to, or intended to represent or be a proxy, for returns on Masterworks shares. Artist information is presented for illustrative purposes only and Masterworks does not own, securitize, purchase or sell works by all of such artists. Past performance is no guarantee of future results, and an investor can lose money.

2. The chart below captures the historical data for selected auctions sales transactions, which are similar to the Painting. The selected sales data is intended to provide an estimate of the historical appreciation rate of the Painting by looking at a set of similar works by the artist that have sold at public auction. The set of similar sales comprise paintings by Mark Bradford with the following criteria: works on canvas that measure between 32 inches by 32 inches and 72 inches by 72 inches, excluding examples that are monochrome red, examples that incorporate end papers, and examples that predominantly feature text. The data was sourced from publicly available auction records and does not include private sales. Such data may be incomplete or inaccurate. Sale records that do not contain images may be excluded from the comparative set. Although the paintings in the described set have similar characteristics to the Painting, each individual painting is unique in terms of artistic content, coloring, condition, provenance and other factors. We, therefore, cannot make any determination or representation that any of the data set forth below is useful in determining the value of the Painting and you are urged not to place undue reliance on such data. The art transaction data is not intended to indicate past or expected performance of any security. Similar sales may include transactions involving Masterworks acting as a buyer or seller. For the purposes of the table below, any sale that was conducted in a foreign currency has been converted to US Dollars at the prevailing exchange rate as of the applicable sale date. The realized prices comprised by this set of transactions have increased at an estimated 21.8% CAGR implied from selected sales occurring from September 25, 2013 to October 2, 2019.

3. A "record price" reflects the highest hammer price (excluding auction house buyer's premium) achieved at a public auction for any artwork by a particular artist. The art market considers the progression of record hammer prices to be an indication of an artist's market momentum and growth rate. Paintings by Mark Bradford have a record price compound annual growth rate ("CAGR") of 35.6% from November 13, 2008, to December 31, 2022. This calculation is based on (i) a record price of $140,000 on November 13, 2008, the earliest date that a painting by the artist was sold at public auction according to publicly available data and (ii) $10,361,400, the most recent record price as of December 31, 2022, the date that the Masterworks internal public sale database was last populated with artist market records. This analysis is based on public records as tracked by Masterworks and third-party data sources. Past record hammer price trends may not be indicative of future trends.

4. Median repeat sale pair appreciation reflects the median annualized price appreciation rate of all artworks by an artist that have sold at least twice at public auction (referred to as "repeat sales"). Repeat sale pair appreciation rates can be a useful measure of the progression of prices in a particular artist's market over time. The median repeat sale pair appreciation for Mark Bradford is 6.3%, which is based on 3 repeat sales during the time period beginning on the first purchase price date for the artist's earliest repeat sales pair, which in the case of Mark Bradford was May 11, 2011 and ending on the last date a repeat sale occurred for such artist, which in the case of Mark Bradford was October 7, 2022. "Repeat sales" exclude artworks of an artist that were held for less than 1 year, meaning that an artwork was bought and sold at public auction in a span of less than 365 days, but may include transactions involving Masterworks acting as buyer or seller, and only include artworks reflective of the artist's main medium, as defined by Masterworks. This analysis is based on public records as tracked by Masterworks and third-party data sources. Past repeat sale appreciation rates may not be indicative of future repeat sale appreciation rates.

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